[TRANSACT TECHNOLOGIES INCORPORATED LOGO]

                          TRANSACT TECHNOLOGIES REPORTS
                           THIRD QUARTER 2004 RESULTS

                          Raises Full Year EPS Guidance
                          -----------------------------

    o Third quarter 2004 net revenue increased to $15.5 million
    o Gross margin improved to 38% from 32% in the prior year period
    o Operating margin increased to 16% from 13% in the prior year period
    o EPS increased 50% over the prior year period to $0.15 per diluted share
    o Full year 2004 EPS guidance raised to $0.54 to $0.56 per diluted share

Wallingford, CT, October 28, 2004 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the third quarter ended September 30, 2004.

Net revenue for the third quarter ended September 30, 2004 increased 3% to $15.5 million, from $15.0 million in the same period a year ago. Net income in the third quarter of 2004 increased 43% to $1.6 million, or $0.15 per diluted share, compared to $1.1 million, or $0.10 per diluted share, in the third quarter of 2003. The per share data in the third quarter of 2003 has been adjusted to reflect the three-for-two stock split of the Company's common stock distributed in April 2004.

Revenues for the nine months ended September 30, 2004 increased 21% to $45.3 million, compared to $37.4 million in the same period a year ago. The Company achieved net income for the first nine months of 2004 of $4.4 million compared to net income of $1.7 million in the comparable year ago period. Earnings per share for the first nine months of 2004 were $0.41 per diluted share compared to $0.15 per diluted share a year ago. The per share data in both periods reflect the three-for-two stock split of the Company's common stock distributed in April 2004. The per share amounts for both the third quarter and the nine months ended September 30, 2003 have been revised from previously reported per share amounts as a result of the application of new accounting guidance requiring the allocation of net income to both common and participating preferred stock for purposes of computing earnings per common share.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "We achieved another great quarter led by continued revenue growth and significantly improved profitability. Sales in our gaming and lottery market were led by a 50% increase in thermal casino printer sales over the previous year, as demand for our casino thermal printers continues to grow. I'm pleased with the significant sales increase we experienced in our domestic gaming market, and also excited by the both the momentum and growth in sales from our international gaming market. And finally, as we previously disclosed, sales in the lottery portion of our gaming and lottery market was impacted by the expected order shift by GTECH from the second and third quarters of 2004 into the fourth quarter of 2004 and the first quarter of 2005."

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Mr. Shuldman continued, "I am encouraged that sales in the POS portion of the
POS and banking market increased in the quarter, led by sales of our new iTherm(R) 280 thermal printer. Customers continue to adopt this printer due to its technical and cost benefits. Overall sales in our POS and banking market declined slightly compared to last year, primarily due to the expected completion of almost all shipments of BANKjet(R) printers to two major financial services companies to upgrade bank teller stations. And finally, I am also pleased that we experienced growth in every part of our lucrative TransAct Services Group; as services, spare parts and consumables all delivered growth over the prior year."

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "The operating leverage we have worked so hard to achieve continues to lead to improved profitability. In the third quarter, we achieved a 50% increase in earnings per share on revenues that were 3% higher than the prior year. Importantly, our operating margin grew to 16%, reaching our near-term goal of 16% to 18%. Finally, we further strengthened our balance sheet, with our cash balance increasing to over $6 million at September 30, 2004. Reflecting our improved financial strength, in September we announced that our common stock moved back onto the NASDAQ National Market from the NASDAQ Small Cap Market. We believe this move will help increase TransAct's liquidity for shareholders, and help introduce TransAct to an even broader base of institutional and retail investors."

Looking Forward
Shuldman commented, "We continue to gain momentum in our business as evidenced by our strong results. One of the primary reasons for our success has been our continued innovation. For example, at the recent Global Gaming Expo (G2E), we introduced our new Epic 950(TM) thermal gaming printer, which offers a host of new features and benefits to deliver unprecedented advancements in casino printing capabilities. The response from customers has been very positive. We also announced this afternoon a new business structure to maximize growth opportunities in our core markets. We are seeing more opportunities than ever before and it made sense to now implement the new structure. With dedicated sales teams in each market, our new structure will allow us to further accelerate our growth as we address the many opportunities in front of us."

"Based on the momentum in our business, we are raising earnings per share guidance for the full year 2004 to $0.54 to $0.56 per diluted share, up from our previous guidance of $0.53 to $0.55 per diluted share, on revenues of approximately $62 million to $63 million. Even though we are increasing our EPS guidance for the year, we expect to incur higher operating expenses in the fourth quarter of 2004 compared to the third quarter of 2004, due to an increase in professional expenses as we complete our compliance effort related to Section 404 of Sarbanes-Oxley. In addition, our projection for the fourth quarter includes recruiting expenses related to the anticipated hire of additional sales staff. We expect to make these strategic hires in order to further accelerate TransAct's revenue and profit growth given the vast sales opportunities across all our markets."

Investor Conference Call / Webcast Details
TransAct will review detailed third quarter 2004 results and forward guidance on Thursday, October 28 at 5PM EDT. The conference call-in number is 973-935-2100. A replay will be available from 8PM EDT on October 28 through 12AM EDT, November
4. The replay number is 973-341-3080. The confirmation number is 5260180. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

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


About TransAct Technologies Incorporated
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

Forward-Looking Statements:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales outside the United States, including Australia and New Zealand; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                                - Tables Follow -



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
                       TRANSACT TECHNOLOGIES INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                Three months ended      Nine months ended
(In thousands, except per share amounts)           September 30,            September 30,
                                               --------------------    --------------------
                                                 2004        2003        2004        2003
                                               --------    --------    --------    --------
Net sales                                      $ 15,482    $ 15,048    $ 45,251    $ 37,438
Cost of sales                                     9,585      10,229      28,319      25,966
                                               --------    --------    --------    --------

Gross profit                                      5,897       4,819      16,932      11,472
                                               --------    --------    --------    --------

Operating expenses:
   Engineering, design and product
    development                                     643         550       1,805       1,657
   Selling and marketing                          1,254       1,194       3,834       3,502
   General and administrative                     1,528       1,098       4,423       3,316
                                               --------    --------    --------    --------
                                                  3,425       2,842      10,062       8,475
                                               --------    --------    --------    --------

Operating income                                  2,472       1,977       6,870       2,997
                                               --------    --------    --------    --------

Other income (expense):
   Interest, net                                      4         (61)         (8)       (183)
   Write-off of deferred financing costs           --          (103)       --          (103)
   Other, net                                         4         (32)          3         (58)
                                               --------    --------    --------    --------
                                                      8        (196)         (5)       (344)
                                               --------    --------    --------    --------

Income before income taxes                        2,480       1,781       6,865       2,653
Income tax provision                                855         641       2,433         924
                                               --------    --------    --------    --------

Net income                                     $  1,625    $  1,140    $  4,432    $  1,729
                                               ========    ========    ========    ========

           Basic Earnings per Share
  Net income                                   $  1,625    $  1,140    $  4,432    $  1,729
  Dividends and accretion on preferred stock       --           (90)       (111)       (269)
  Amount allocated to participating
    preferred shareholders                         --           (74)       (120)       (105)
                                               --------    --------    --------    --------
  Income available to common shareholders      $  1,625    $    976    $  4,201    $  1,355
                                               ========    ========    ========    ========
  Shares used in per share calculation            9,853       8,745       9,479       8,621
  Basic earnings per share - common            $   0.16    $   0.11    $   0.44    $   0.16


          Diluted Earnings per Share
  Net income                                   $  1,625    $  1,140    $  4,432    $  1,729
  Dividends and accretion on preferred stock       --           (90)       (111)       (269)
  Amount allocated to participating
    preferred shareholders                         --           (74)       (120)       (105)
                                               --------    --------    --------    --------
  Income available to common shareholders      $  1,625    $    976    $  4,201    $  1,355
                                               ========    ========    ========    ========
  Shares used in per share calculation           10,644       9,482      10,365       9,086
  Diluted earnings per share - common          $   0.15    $   0.10    $   0.41    $   0.15

                  SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                                                Three months ended      Nine months ended
                                                   September 30,            September 30,
                                               --------------------    --------------------
                                                 2004        2003        2004        2003
                                               --------    --------    --------    --------
Point of sale and banking                       $ 5,808     $ 6,053     $18,968     $15,192
Gaming and lottery                                9,674       8,995      26,283      22,246
                                               --------    --------    --------    --------
  Total net sales                               $15,482     $15,048     $45,251     $37,438
                                               ========    ========    ========    ========

                       TRANSACT TECHNOLOGIES INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                             September 30,         December 31,
(In thousands)                                   2004                  2003
                                             -------------         ------------
Assets:
Current assets:
  Cash and cash equivalents                   $   6,343             $     498
  Receivables, net                                9,316                 9,074
  Inventories                                     8,545                 8,061
  Deferred tax assets                             2,438                 2,340
  Other current assets                              375                   509
                                             -------------         ------------
    Total current assets                         27,017                20,482
                                             -------------         ------------

Fixed assets, net                                 3,239                 3,607
Goodwill, net                                     1,469                 1,469
Deferred tax assets                                   -                   684
Other assets                                         98                   119
                                             -------------         ------------
                                                  4,806                 5,879
                                             -------------         ------------
  Total assets                                $  31,823             $  26,361
                                             =============         ============



Liabilities, Redeemable Convertible
Preferred Stock and Shareholders' Equity:
Current liabilities:
  Current portion of term loan                $       -             $      90
  Accounts payable                                3,680                 3,288
  Accrued liabilities                             2,662                 2,892
  Accrued restructuring expenses                    480                   480
  Accrued patent license fees                       413                   408
  Deferred revenue                                1,078                 1,537
                                             -------------         ------------
    Total current liabilities                     8,313                 8,695
                                             -------------         ------------

Long-term portion of term loan                        -                   330
Long-term portion of accrued restructuring        1,312                 1,645
Other long-term liabilities                         725                 1,442
                                             -------------         ------------
                                                  2,037                 3,417
                                             -------------         ------------
  Total liabilities                              10,350                12,112
                                             -------------         ------------

Commitments and contingencies

Redeemable convertible preferred stock                -                 3,902
                                             -------------         ------------

Shareholders' equity:
  Common stock                                       69                    60
  Additional paid-in capital                     16,417                 8,441
  Retained earnings                               6,086                 1,769
  Unamortized restricted stock compensation      (1,206)                  (30)
  Accumulated other comprehensive income            107                   107
                                             -------------         ------------
    Total shareholders' equity                   21,473                10,347
                                             -------------         ------------
                                              $  31,823             $  26,361
                                             =============         ============


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